EX-35.1
ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATION


Re: Wachovia Bank Commercial Mortgage Trust
    Commercial Mortgage Pass-Through Certificates
    Series 2007-C34


In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, National Association, hereby certifies that (i) a review of the Servicing activities, for the period ending December 31, 2007 and of its performance under theSubservicing Agreement dated as of November 1, 2007 has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, National Association has fulfilled all of its obligations under this agreement in all material respects throughout the aforementioned period.

Bank of America, National Association

/s/ Janice M. Smith
Janice M. Smith
Managing Director

/s/ H. Michael Lumadue
H. Michael Lumadue
Vice President